EXHIBIT 21.1

LIST OF SUBSIDIARIES


o     Golden Books Publishing Company, Inc. (Delaware)
o     LRM Acquisition Corp. (Delaware)
o     Western Publishing Limited (Hong Kong)
o     Golden Books Publishing (Canada), Inc.
o     Golden Showcase Stores, Inc. (Delaware)
o     Shari Lewis Enterprise, Inc. (California)
o     Golden Books Home Video, Inc. (Delaware)